[ * ] INDICATES CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SUPPLY AGREEMENT

This Supply Agreement is effective as of January 1st 2008  (“the Effective Date”)

BY AND BETWEEN:

STELLAR BIOTECHNOLOGIES, Inc., a United States corporation having its principal place of business at Hueneme Rd. 417E, PMB 170, Port Hueneme, CA 93041, United States (hereinafter "STELLAR")

ON THE ONE HAND,

AND

NEOVACS S.A., a French corporation having its principal place of business at 3-5 Impasse Reille. 75014 Paris. France (hereinafter “NEOVACS”)

ON THE OTHER HAND.

WITNESSETH:

WHEREAS, STELLAR is a biotechnology company specialized in the aquaculture of keyhole limpets and in the GMP manufacturing of  KLH – Keyhole Limpet Hemocyanin – in various formulations;

WHEREAS, NEOVACS is a pharmaceutical company active in the research and development, the registration and the commercialization of products for therapeutic use, as well as in the acquisition and granting of licenses and other proprietary rights related to such products;

WHEREAS, NEOVACS owns exclusive rights on certain products, including vaccines called “Kinoids” consisting of inactivated and immunogenic Human cytokines or cytokine fragments, particularly coupled to carrier protein KLH – Keyhole Limpet Hemocyanin (“Products”);

WHEREAS, NEOVACS and STELLAR have signed on July 27th 2004 a Confidentiality Agreement;

WHEREAS, NEOVACS wishes STELLAR, and STELLAR agrees, to supply Subunit KLH according to the terms and conditions of this Supply Agreement;

WHEREAS, NEOVACS intends to use the Subunit KLH as specified below for the purpose of conjugation by a third party contract manufacturing organisation for the manufacturing of Kinoid vaccines (i.e. as a starting material used for the manufacture of kinoid vaccines), to be used for pre-clinical and human clinical use in injectable route; the data hence gathered being

Supply Agreement

STELLAR -  NEOVACS

January 2008

relevant for being submitted ultimately for FDA (or other regulatory drug agencies) approval of a new product;

WHEREAS, the Parties shall in due course enter into a Quality Agreement on all quality procedures, aspects and responsibilities of the Parties related to the Subunit KLH.

NOW, THEREFORE, the Parties hereto agree as follows :

1.

Definitions

1.1.

"Affiliate" shall mean any entity that directly or indirectly owns, is owned by, or is under common ownership with a Party at the Effective Date of this Supply Agreement, where "own" or "ownership" means possession or control of at least 50% of the voting capital shares or voting rights of a corporation or a comparable equity interest in any other type of entity;

1.2.

“Batch” shall mean a specific quantity of Subunit KLH that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced during the same cycle of production;

1.3.

“cGMP” shall mean the US FDA current good manufacturing practices, as applied to API starting material manufacturing;

1.4.

“NEOVACS” shall mean Neovacs S.A. and its Affiliates;

1.5.

“Defective Material” shall mean Subunit KLH not meeting cGMP or any other quality standards agreed in writing between the Parties and/or the Specifications;

1.6.

“Effective Date” shall mean the date set forth hereabove, on top of this Supply Agreement;

1.7.

“Force Majeure” shall mean and include any unforeseen happening or event beyond a Party’s reasonable control in consequence of which it cannot execute or cannot reasonably be required to execute one or more of its obligations pursuant to this Supply Agreement, such as, without limitation: acts of God, civil war, insurrection, governmental acts, regulations or decrees, strikes, freight embargoes, non-availability of any required permits, licenses and/or authorizations and natural phenomena such as earthquakes, floods and epidemics;

1.8.

“Information” shall mean any confidential data, information, know-how, analytical methods, samples, etc. relating to process and/or Subunit KLH in the possession of STELLAR or NEOVACS, as the case may be;

1.9.

“Parties” shall mean STELLAR and NEOVACS.  A “Party” shall mean either STELLAR or NEOVACS, as the case may be;

1.10.

“Plant” shall mean STELLAR’s facilities in Port Hueneme, CA, United States, or the facilities of STELLAR’s subcontractors, as the case may be;

Supply Agreement

STELLAR -  NEOVACS

January 2008

1.11.

“Products” shall mean the Kinoids as defined in the preamble;

1.12.

“Production/Produce” shall mean the development, if applicable, manufacture and supply of the Subunit KLH, intended for transformation and formulation into a new drug product by NEOVACS or NEOVACS’s subcontractors for pre-clinical and human clinical trials in injectable route;

1.13.

“Purchase Order” shall mean an order, price and delivery schedule for the supply of Subunit KLH to be placed by NEOVACS with STELLAR;

1.14.

“Quality Agreement” shall mean a technical agreement listing the quality aspects relating to the manufacture and the release of the Subunit KLH by STELLAR, as well as any exhibit and addendum, which will be agreed upon separately;

1.15.

“Subunit KLH” shall mean Subunit KLH (keyhole limpet hemocyanin) formulated in Water For Injection as specified in Exhibit 1;

1.16.

“STELLAR” shall mean Stellar Biotechnologies, Inc. and its Affiliates;

1.17.

“Specifications” shall mean the manufacturing procedures and acceptance criteria to be met that condition the acceptance of the Batches and/or any other relevant specifications and/or details for the services hereunder;

1.18

“Supply Agreement” shall mean the present agreement and other documents referred to herein and attached hereto and signed or initialed by the Parties, all of which documents form integral parts hereof;

2.

Scope of the Supply Agreement

2.1.

The scope of the Supply Agreement is to establish the terms for the Production of Subunit KLH by STELLAR.  Such Subunit KLH is intended for transformation and formulation into a new drug product by NEOVACS or NEOVACS’s subcontractors for pre-clinical and human clinical trials in injectable route.

2.2.

The provisional Specifications of the Subunit KLH are given in Exhibit 1. The provisional Specifications of the Subunit KLH may be revised by the Parties in mutual consent.

2.3.

STELLAR shall only ship Subunit KLH under this Agreement that is in compliance with applicable cGMP or any other quality standards agreed in writing between the Parties and the Specifications and that has been Produced in the Plant or at STELLAR’s designated Contractor.  STELLAR undertakes that the Plant (or Contractor’s Plant) meets the necessary equipment configuration to Produce Subunit KLH.

2.4.

The Parties hereby understand that, at the Effective Date, STELLAR commits in providing NEOVACS with Subunit KLH compliant with quality standards required for Phase I clinical materials. The Parties will therefore sign a first Quality Agreement stating the minimum quality standards requested by NEOVACS for the Production of

Supply Agreement

STELLAR -  NEOVACS

January 2008

Batches intended for a Phase I study.  Such Quality Agreement shall be signed within 12 (twelve) months following the Effective Date.  Further to the development activities under article 3.1 hereunder, the Parties will then sign a second Quality Agreement stating the cGMP quality standards for the Production of Batches.  This second Quality Agreement shall be signed before STELLAR’s release of the first Batch intended for a Phase II study.

3.

Development

3.1.

Upon NEOVACS’s request, STELLAR shall use its commercially reasonable efforts to improve the process and/or the quality of the Production.  In such a case, the Parties shall agree in writing on a work plan, which will specify the program and budget of STELLAR’s development activities.  Each work plan forms an integral part of this Supply Agreement and will be annexed in Exhibit 4 hereto.  Any change to a work plan must be agreed in writing between the Parties.

3.2.

Within one (1) month of the Effective Date, the Parties shall set up a project group which shall have the primary control over the direction and the course of the development activities.  The project group shall modify the work plan, as appropriate.  In particular, the project group shall take GO/NO GO decisions at the end of each critical step of the development and agree on new timelines and possible additional costs, to the extent that such additional costs are due to unforeseen events and are not caused by STELLAR’s gross negligence or wilful misconduct.  In this sense “Project Group" means a group composed of an equal number of representatives of each Party which shall be responsible for planning and monitoring the development of the process to ensure diligent completion thereof.  The names of each Party’s representatives shall be confirmed in writing by the Parties.

3.3.

The Project Group shall meet at the end of each critical step of the development identified in a specific work plan to review the progress of the development by STELLAR.  Notwithstanding the foregoing, the Project Group shall meet at least quarterly, as appropriate also by teleconference or videoconference to inform each other of the progress of the development.

3.4.

All decisions, including consents, approvals, authorizations, modifications, directions or recommendations of the Project Group, shall be made in writing by consensus of the Project Group arrived at in meetings, including those held by teleconference or video conference method, at which both Parties are represented.

3.5.

NEOVACS shall fully fund STELLAR’s development activities requested by NEOVACS, to the extent however that STELLAR does not benefit from any improvement for its own activities outside the scope of the present Supply Agreement.  Should STELLAR receive any material benefit from any improvement outside the scope of this Supply Agreement for itself or for any third party, the Parties shall negotiate in good faith the sharing of the costs related to such development activities.

Supply Agreement

STELLAR -  NEOVACS

January 2008

4.

Scientific representatives

The Parties’ scientific representatives for this co-operation are:

For STELLAR:

David C. Spaulding, Ph.D.

Chief Technology Officer

417 E. Hueneme Road #170

Port Hueneme. CA 93041

For NEOVACS:

Bernard Fanget, Ph.D.

Vice President, Pharmaceutical Affairs

NEOVACS S.A.

3-5, Impasse Reille

75014 Paris, FRANCE

5.

Forecasts and Subunit KLH requested

5.1.

At the date of signature of this Supply Agreement and subsequently by January 1st of each year as from January 1st, 2008, NEOVACS shall provide non-binding forecasts for the following year.  The non-binding forecasts for 2008, 2009, and 2010 are to be set forth in Exhibit 3.

5.2.

To the extent it has not been otherwise agreed between the Parties, NEOVACS shall provide STELLAR with Purchase Orders no later than ninety (90) calendar days prior to the requested delivery date.  STELLAR shall review such Purchase Orders for acceptance within 15 (fifteen) calendar days from their receipt by STELLAR.  Upon STELLAR's written acceptance of a Purchase Order, such Purchase Order shall become a Firm Purchase Order.

5.3.

Notwithstanding the foregoing, NEOVACS may free of charge extend the delivery date of a firm Purchase Order upon written notification to STELLAR.  For purpose of clarity, the delivery date may however not be moved to a date preceding the delivery date originally set forth in the Purchase Order.  The changes are agreed as soon as they are confirmed in writing by STELLAR.

5.4.

Cancellation of a Firm Purchase Order by NEOVACS shall require a written notice of cancellation to STELLAR, and will incur a cancellation fee in the amount of 20% of the price of the original Purchase Order if the written notice of cancellation is sent to STELLAR less than 60 (sixty) calendar days prior to the requested delivery date.  The cancellation fee will be due and payable to STELLAR within 30 (thirty) calendar days of the original requested delivery date of the Purchase Order.

5.5.

In case NEOVACS does not respect the ninety (90) calendar day prior notice for any reason, STELLAR will use its commercially reasonable efforts to supply the Subunit KLH to NEOVACS, to the extent however that STELLAR has the available resources to do so.

Supply Agreement

STELLAR -  NEOVACS

January 2008

6.

Supply of Subunit KLH, Payments

6.1.

STELLAR undertakes to at least provide for the capacity to supply to NEOVACS the amounts of Subunit KLH stated in the non-binding forecasts given by NEOVACS on a yearly basis.  In the event NEOVACS provides Purchase Orders exceeding the amounts stated in the non-binding forecasts, STELLAR shall use commercially reasonable efforts to supply NEOVACS with such requested quantities.  The Parties shall in good faith negotiate the delivery dates of the additional quantities of Subunit KLH.  STELLAR shall supply Subunit KLH to NEOVACS only according to a Purchase Order.

6.2.

The price for the supply of the Subunit KLH is set forth in Exhibit 2.  Upon shipment of the Subunit KLH, STELLAR will issue the respective invoice.

6.3.

The prices in Exhibit 2 shall include all the expenses of STELLAR, including without limitation the costs of all necessary material for the Production, all staff, facilities and consumables costs. Prices may be adjusted up or down annually to reflect changes in costs based on the Consumer Price Index (CPI) for Urban Consumers for the United States, using 2007 as the base year.

6.4.

All payments by NEOVACS to STELLAR shall be made within thirty (30) calendar days as of the date of receipt of an invoice detailing the matter to which such invoice applies and the price in US dollars.  Invoices shall be sent according to the schedule set forth in Exhibit 4 for the development activities or article 6.2 and Exhibit 2 for the price of the Subunit KLH.  Invoices shall be sent via mail to NEOVACS.

6.5.

If NEOVACS finds that the quantity of the Subunit KLH is less than the ordered quantity, NEOVACS shall so inform STELLAR. Both Parties shall then investigate the cause thereof and if the cause is attributable to STELLAR, then STELLAR shall ship at its own cost the deficient quantity of Subunit KLH, or NEOVACS shall have the option to demand the reimbursement of the price corresponding to the missing quantity of the Subunit KLH. However, it is understood between the Parties that all Subunit KLH delivered in excess of the ordered quantity shall be given to NEOVACS for free.

7.

Compliance with Law

7.1.

STELLAR shall comply with all applicable rules, laws and regulations (e.g. cGMP or any other quality standards agreed in writing between the Parties) relating to the Production of Subunit KLH.

7.2.

NEOVACS is regularly engaged in the research and manufacturing of biopharmaceuticals at laboratory scale and is acting as the sponsor company for animal studies and human clinical trials.  NEOVACS shall comply with all applicable rules, laws and regulations relating to the use of the Subunit KLH in any such activities and in performing their obligations under this Supply Agreement.

Supply Agreement

STELLAR -  NEOVACS

January 2008

8.

Packaging and Shipment of Subunit KLH

The Subunit KLH shall be packaged and labelled as appropriate for such Subunit KLH by STELLAR and shall be provided to NEOVACS together with a certificate of analysis, which shall be prepared and completed by STELLAR. The Subunit KLH shall be shipped to a location designated by NEOVACS in the Purchase Order, according to the Incoterm 2000 FCA (“free carrier”) STELLAR’s facility.  STELLAR shall organize the shipment and notify NEOVACS in advance of any shipment of Subunit KLH. Freight charges for shipment of the Subunit KLH shall be paid by NEOVACS.

9.

Audit

9.1.

NEOVACS’s employees or representatives may audit the STELLAR facilities or the sub contractor facilities for the purpose of reviewing Production and testing of Subunit KLH for determining compliance with cGMP or any other quality standards agreed in writing between the Parties and the Specifications during the term of this Supply Agreement.  It is understood between the Parties that NEOVACS shall have the right to be accompanied by or to mandate a third party having an interest or audit expertise in the Production and testing of Subunit KLH at STELLAR, provided that the third party is bound to confidentiality by an agreement no less restrictive than the confidentiality agreement between STELLAR and NEOVACS.

9.2    Subject to reasonable prior notice, STELLAR shall permit and cooperate with such audit as NEOVACS may reasonably request during business hours for NEOVACS to carry out such audit at no extra charge.

9.3

STELLAR undertakes to provide NEOVACS with a yearly update on STELLAR’s quality system improvements, particularly when correlated to corrective actions required after NEOVACS’ audits.

10.

Inspections

STELLAR shall co-operate with the FDA or such other regulatory body, as requested by NEOVACS, and shall co-operate with NEOVACS in the scheduling of any planned regulatory inspection concerning the Subunit KLH.

11.

Exchange of Information

11.1.

Upon NEOVACS’s written request, STELLAR will provide NEOVACS and its representatives with any appropriate Information regarding the Subunit KLH which NEOVACS deems necessary to the development of the Product.

11.2.

Such Information shall be deemed as STELLAR’s Confidential Information and shall be used by NEOVACS within the limits of article 17 hereunder.

Supply Agreement

STELLAR -  NEOVACS

January 2008

12.

Inspection, Acceptance, Repair and Replacement of Subunit KLH

12.1.

NEOVACS’s inspection and acceptance of the Subunit KLH shall be made upon review of the certificate of analysis.  Any complaints of breach of warranty must be received in writing by STELLAR within thirty (30) calendar days after receipt of the certificate of analysis by NEOVACS.

12.2.

Notwithstanding the foregoing, if, upon analysis of the Subunit KLH, NEOVACS finds that the Subunit KLH does not meet cGMP or any other quality standards agreed in writing between the Parties and/or the Specifications ("Defective Subunit KLH"), NEOVACS shall so inform STELLAR within forty-five (45) calendar days from the date of analysis of the Subunit KLH by NEOVACS or its consignee.  If NEOVACS fails to notify STELLAR of any nonconformity within such forty-five (45) calendar day period, NEOVACS shall be deemed to have accepted the Subunit KLH as shipped.

12.3.

Upon notification by NEOVACS to STELLAR that the Subunit KLH delivered is defective, STELLAR shall investigate in collaboration with NEOVACS the cause of the defect.

12.4.

If the investigation demonstrates that the cause of the defect is attributable to the gross negligence or willful misconduct of STELLAR, STELLAR shall, at NEOVACS’s sole discretion, either credit the price charged by STELLAR for such Subunit KLH or replace free of charge any defective Subunit KLH for which STELLAR is liable. Additionally, such Defective Subunit KLH shall at STELLAR’s sole discretion be returned to STELLAR or destroyed at STELLAR’s cost.

12.5.

If the investigation demonstrates that the Subunit KLH delivered was not defective, the costs of the investigation shall be borne by NEOVACS.

12.6.

In the event the Parties do not agree on the outcome of the investigation, such dispute shall be referred to Senior Management (defined as Officers of the respective Parties).  If the Parties are unable to reach agreement within sixty (60) calendar days of such referral, the dispute concerning the conformity of the Subunit KLH supplied hereunder shall be referred to an independent expert chosen by agreement between the Parties.  The finding of the independent expert whether the Subunit KLH was defective or non-defective shall be final and binding on the Parties. The cost of such expert shall be at charge of STELLAR if the Subunit KLH was defective and the investigation by the expert demonstrates that the cause of the defect is not attributable to the gross negligence or willful misconduct of NEOVACS.  The cost of the expert shall be at the charge of NEOVACS if the Subunit KLH is found not to be defective or if the investigation by the expert demonstrates that the cause of the defect is attributable to the gross negligence or willful misconduct of NEOVACS.

12.7.

If the investigation by the expert demonstrates that the cause of the defect is attributable to the gross negligence or willful misconduct of STELLAR, STELLAR shall, at NEOVACS’s sole discretion, either credit the price charged by STELLAR for such Subunit KLH or replace free of charge any Defective Subunit KLH for which

Supply Agreement

STELLAR -  NEOVACS

January 2008

STELLAR is liable. Additionally, such Defective Subunit KLH shall at STELLAR’s sole discretion be returned to STELLAR or destroyed at STELLAR’s cost.

12.8.

If the investigation by the expert demonstrates that the cause of the defect is attributable to the gross negligence or willful misconduct of NEOVACS, NEOVACS shall pay the full purchase price charged by STELLAR for such Defective Subunit KLH. Such Defective Subunit KLH shall at STELLAR’s sole discretion be returned to STELLAR or destroyed at NEOVACS’s cost.

12.9.

Sec. 18.2 clause (i) shall not be applicable to any dispute which relates to the question of whether Subunit KLH is defective or not defective.

13.

Use of Subunit KLH, Liability and Indemnification

13.1.

THE SUBUNIT KLH IS NEITHER FOR SALE NOR FOR USE FOR ANY COMMERCIAL PURPOSE.  THE SUBUNIT KLH IS EXPERIMENTAL IN NATURE AND IS PROVIDED BY STELLAR WITHOUT WARRANTY OF ANY SORT, EXPRESS OR IMPLIED, EXCEPT FOR THE SPECIFICATIONS OF SUBUNIT KLH AS LISTED IN EXHIBIT 1 AND ITS PRODUCTION IN COMPLIANCE WITH CGMP OR ANY OTHER QUALITY STANDARDS AGREED IN WRITING BETWEEN THE PARTIES. IN PARTICULAR, STELLAR MAKES NO REPRESENTATION FOR ANY MERCHANTABILITY OF SUBUNIT KLH, OR FITNESS FOR A PARTICULAR PURPOSE. NEOVACS ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR ANY HARM CAUSED BY SUBUNIT KLH UPON DISPATCH BY STELLAR, EXCEPT IN CASE THAT ANY CLAIMS ARISE OUT OF STELLAR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

13.2.

Consistent with the foregoing, NEOVACS shall indemnify and hold STELLAR harmless from and against any losses, claims, damages, suits and reasonable costs and expenses, including the reasonable costs and expense (including attorneys’ fees) of handling and defending such claims and suits which result from (i) illness or injury to persons, parties or property arising out of or pertaining to NEOVACS’s use of the Subunit KLH or the Product (including, but not limited to, transportation to, storage at, and handling and processing of the Subunit KLH or the Product by itself or its subcontractors), (ii) personal injury, death or other similar adverse effect to humans caused by (or alleged to be caused by) use of the Subunit KLH or the Product, (iii) any breach by NEOVACS of any of its representation, warranty, covenant or obligations contained in this Supply Agreement, and (iv) any improper marketing, distribution or sale of any Subunit KLH or Product by NEOVACS; provided, however, that the foregoing shall not apply to any claims to the extent arising from STELLAR’s gross negligence or wilful misconduct.

13.3.

STELLAR agrees to indemnify and hold harmless NEOVACS, and any present or future parent or subsidiary of any of them from and against any losses, claims, damages, suits and reasonable costs and expenses, including the reasonable costs and expense (including attorneys’ fees) of handling and defending such claims and suits which result from (i) any breach by STELLAR of any of its representation, warranty,

Supply Agreement

STELLAR -  NEOVACS

January 2008

covenant or obligations contained in this Supply Agreement, (ii) any failure by STELLAR to comply with any applicable governmental regulation, and (iii) any personal injury, product liability or property damage relating to or arising from the Subunit KLH supplied by STELLAR under this Supply Agreement, but only to the extent such failure, personal injury, product liability or property damage is attributable to STELLAR’s gross negligence or willful misconduct; provided, however, that the foregoing shall not apply to any claims to the extent arising from NEOVACS’s gross negligence or willful misconduct.

13.4.

STELLAR shall be liable to NEOVACS for the costs resulting from delay or non-delivering of the Subunit KLH to be delivered according to the Purchase Orders for any reason, at the weekly rate of 1% of the value of the total order starting on the 3rd week following the agreed delivery date up to the 12th week, and 2% for every successive week of delay up to a total value of 50% of the total order set forth in the specific Purchase Order.

13.5.

In no event shall either Party be liable for any special, incidental, indirect or consequential losses or damages (including any loss of profits and any form of damages under any liability theory) arising out of or relating to the other Party's performance or failure to perform its obligations hereunder.

13.6  STELLAR is during the lifetime of this Supply Agreement obliged to manufacture and supply the KLH sub-unit exclusively for NEOVACS and not for itself or for any other third party, solely to the extent however that the KLH sub-unit is used with any form of cytokine conjugate protected by a valid claim in a patent assigned to NEOVACS.  For clarity, STELLAR shall be free to manufacture, use, and supply the KLH sub-unit to any other customer, the aforementioned exclusivity notwithstanding,  The Parties agree to inform each other of any infringement of NEOVACS’ patents by third parties using KLH sub-unit that may become known to the Parties during the term of this Agreement, subject to the restrictions of third-party confidentiality agreements,

14.

Insurance

14.1.

Each Party shall have and maintain the insurance covers which are required by applicable law.  Subject to the foregoing, each Party may self-insure its liabilities under this Supply Agreement or shall otherwise purchase and maintain such insurance as it deems appropriate and necessary.

14.2.

On request, one Party shall provide to the other reasonable details of any insurance covers, which the one Party maintains in connection with this Supply Agreement.

Supply Agreement

STELLAR -  NEOVACS

January 2008

15.

Intellectual Property

15.1.

Notwithstanding any other provision of this Supply Agreement and its Exhibits, NEOVACS acknowledges the exclusive rights of STELLAR to the Subunit KLH and its commercial use and any related information and to any Confidential Information (as defined in the Confidential Disclosure Agreement effective as of July 27th, 2004) disclosed to NEOVACS by STELLAR, and NEOVACS shall not acquire any title in or to the Subunit KLH, except as necessary for the purpose of this Supply Agreement.

15.2.

All technology, discoveries, processes, developments and improvements of know-how or materials, and any trade secrets, formulations, and inventions (whether or not patentable) created, owned and/or controlled by STELLAR independently of this Supply Agreement, and all patent and other intellectual property rights therein shall fully remain with STELLAR.

15.3.

STELLAR represents that to the best of its knowledge the intellectual property rights to Subunit KLH supplied to NEOVACS under this Supply Agreement have no defects of title, nor has any claim of infringement been threatened or asserted, nor is such a claim pending.

15.4.

All technology, discoveries, processes, developments and improvements of know-how or materials, and any trade secrets, formulations, and inventions (whether or not patentable) created, owned and/or controlled by NEOVACS independently of this Supply Agreement, and all patent and other intellectual property rights therein shall fully remain with NEOVACS.

15.5.

Ownership of all developments and improvements of know-how or materials, and any trade secrets, formulations, inventions (whether or not patentable) and discoveries created by STELLAR alone or jointly with NEOVACS under article 3 of this Supply Agreement (hereinafter “Inventions”) shall be owned by NEOVACS, to the extent however that NEOVACS fully funds the development activities according to article 3.5 hereabove.  STELLAR shall have the full, royalty free right and license for unrestricted use, including for commercial purposes outside of this agreement, of any of the above-mentioned intellectual matter or property resulting from this Agreement without payments, fees, or royalties to NEOVACS.   In case of costs sharing of the development activities as set forth under article 3.5 hereabove, ownership of the Inventions shall be jointly owned by NEOVACS and STELLAR.

16.

Confidentiality

16.1.

Each Party shall maintain the confidentiality of all provisions of this Supply Agreement, and, without the prior consent of the other Party, neither Party shall make any press release or other public announcement of or otherwise disclose this Supply Agreement or any of its provisions to any third party, except for such disclosures as may be required by applicable law or governmental regulation.

Supply Agreement

STELLAR -  NEOVACS

January 2008

16.2.

NEOVACS is entitled to disclose confidential information under this Supply Agreement on a strictly need to know basis to the regulatory authorities, as well as to its subcontractors, and its consultants who shall be bound by confidentiality obligations at least as restrictive as those agreed between the Parties.

16.3.

In addition thereto, and without limiting the foregoing, the provisions of the Confidential Disclosure Agreement effective as of July 27th, 2004 shall remain in full force and effect after the Effective Date of this Supply Agreement.

17.

Term and Termination

17.1.

This Supply Agreement shall enter into force on the Effective Date and shall have a term of two (2) years from the Effective Date, renewable automatically for successive one (1) year periods, unless terminated by either Party on six (6) months written notice.

17.2.

This Supply Agreement may be terminated by either Party, effective immediately upon written notice of termination (delivered by registered letter) in the event

(i)

the other Party has committed a serious breach of one or more of its obligations under this Supply Agreement (including, but not limited to, non-payment or non-delivery), and such breach has not been cured within thirty (30) calendar days from receipt of a written notice (delivered by registered letter) specifying the breach and setting forth the legal consequence of termination of the Supply Agreement if such breach is not cured within thirty (30) calendar days from receipt of this notice; or

(ii)

the other Party becomes insolvent, makes a general assignment for the benefit of its creditors, files or has filed against it a petition in bankruptcy, or has a receiver appointed for its property (“Insolvency”); or

(iii) the other Party (a) merges with a third party, or (b) transfers all or a substantial part of its business to a third party, or (c) if an important change occurs with respect to the corporate organisation of the other Party, such as a change of the majority of the management (directors or officers, including any registered authorised signatories), or a change of ownership of a substantial part of the shares or voting rights, or a granting of rights of whatever kind concerning a substantial part of the shares or voting rights (30% or more of the shares or voting rights shall in any case be considered a substantial part).  This right of termination pursuant to the events set forth in (a), (b) and (c) may only be exercised for an important business reason (including, but not limited to, grounds by the Party to assume that the third Party will not be able to fulfil its obligations according to this Supply Agreement). This right of termination shall not apply if, in the events set forth in (a) and (b), the third party is an Affiliate of the Party already existing on the Effective Date, or, in the event set forth in (c), the changes or granting of rights take place between the Party and an Affiliate already existing on the Effective Date. This termination right should not apply automatically and both parties should discuss the need of termination. Each Party shall give the other

Supply Agreement

STELLAR -  NEOVACS

January 2008

Party notice in writing prior to the occurrence of any of the events set forth here above.

17.3.

NEOVACS shall have the right to terminate this Supply Agreement at any time upon thirty (30) calendar day written notice to STELLAR in the event of unsuccessful development of the Products or for any significant and commercially reasonable economic, administrative or scientific reasons.

17.4  In the case that STELLAR discontinues the Production of the Subunit KLH for whatever reason, STELLAR will assist NEOVACS in transferring the manufacturing technology for the Subunit KLH to a third party manufacturer.  Prior to the initiation of such transfer, the Parties shall negotiate a license agreement for the use of STELLAR’s technology.

18.

Effect of Termination

18.1.

In the event of termination, either Party shall, at the election of the other Party, return or destroy all Subunit KLH and Confidential Information received or disclosed under this Supply Agreement and in the case of destruction send a written confirmation of the effective destruction within 30 (thirty) calendar days as of the date of termination.  This obligation does not extend to any regulatory filings including Confidential Information; such filings may only be used further for regulatory purposes.

18.2.

Either Party may, at its option, and solely for the legal purpose of determining the other Party’s obligations under this Supply Agreement, retain a single copy of such Confidential Information in its archives.

18.3.

Except in case of breach of STELLAR’s obligations hereunder, in case of expiration or termination of this Supply Agreement, NEOVACS shall pay the costs effectively incurred by STELLAR at the date of expiration or termination, including but not limited to the costs of the material, staff, facilities and consumables as well as the activities necessary for a prompt and proper conclusion of the work.

19.

Commercial Supply Negotiations

Except in case of termination because of section 17.4 hereabove, if NEOVACS decides, in its sole discretion, to commercialise the new drug products manufactured using Subunit KLH, NEOVACS agrees to appoint STELLAR as its preferred supplier for the Production of the commercial supplies of Subunit KLH, to the extent however that STELLAR has the capacity and the resources necessary to perform such activities (in terms of quantity, quality and deadlines) at a competitive price according to the biopharmaceutical industry’s competitive rates. NEOVACS will notify STELLAR in writing and NEOVACS and STELLAR shall negotiate in good faith reasonable terms for the commercial supply of Subunit KLH according to standards as customary in the biopharmaceutical industry.

Supply Agreement

STELLAR -  NEOVACS

January 2008

20.

Subcontracting

Subject to NEOVACS’s prior written approval, STELLAR has the right to subcontract its work hereunder in whole or in part.  STELLAR shall have duly audited its subcontractor(s) and will grant to NEOVACS an opportunity to do the same.  STELLAR is responsible towards NEOVACS for the duly execution of the work by its subcontractor(s) according to the terms and conditions of this Supply Agreement.

21.

Force Majeure

21.1.

If, in the case of Force Majeure, a Party to this Supply Agreement shall be unable to fulfil its contractual obligations, this shall not be considered as a breach of contract.

21.2.

(a)

Any occurrence of Force Majeure shall promptly be reported to the other Party and competent evidence thereof shall be supplied simultaneously.

(b)

The Party affected by a case of Force Majeure shall use its best efforts to restore normal conditions as soon as possible.

(c)

As soon as the Force Majeure has ceased, the Party affected shall inform the other Party in writing.  From this moment, the Supply Agreement shall again be fully effective.

21.3.

If essential obligations of either Party are affected by a case of Force Majeure lasting more than 3 (three) months, the other Party is entitled to cancel this Supply Agreement with immediate effect by giving written notice.

22.

Relationship of the Parties

The Parties do not intend that any agency or partnership be created by this Supply Agreement.

23.

Assignment

Neither Party shall have the right to assign, delegate or otherwise transfer its rights and/or obligations under this Supply Agreement (notwithstanding STELLAR’s right to use Subcontractors for production of Subunit KLH) to any third party without the prior written consent of the other Party, such consent not to be unreasonably withheld.  No prior written consent shall be required in the event either Party assigns, delegates or otherwise transfers its rights and/or obligations under this Supply Agreement to any of its Affiliates.

24.

Publicity

Neither Party shall use the name of the other Party or any contraction or derivative thereof or the name(s) of the other Party's consultants, advisors, employees or,

Supply Agreement

STELLAR -  NEOVACS

January 2008

shareholders, as applicable, in any advertising, promotional, sales, scientific, literature, or fundraising documents without prior written consent from the other Party.

25.

Survival

The provisions under Sections 13, 15, 16, 18, 25 and 29 of this Supply Agreement shall survive any termination or expiration of this Supply Agreement.

26.

Amendment

All amendments or modifications to this Supply Agreement must be made in writing and duly executed by both Parties.  The same applies to any waiver of the written form.

27.

Severability

In case one or more provisions contained in this Supply Agreement should be or become, or be declared or held, fully or in part invalid, illegal or unenforceable in any respect under any applicable law, court proceedings or any other governmental or other regulatory authority, the validity, legality and enforceability of the remaining provisions of this Supply Agreement shall not in any way be affected or impaired.  The Parties agree to substitute for any such invalid, illegal or unenforceable provision a valid, legal and enforceable provision which achieves to the greatest extent possible the legal, economic and commercial purposes of the invalid, illegal or unenforceable provision.

28.

Entire Agreement

28.1.

This Supply Agreement, together with the Exhibits and the Confidential Disclosure Agreement dated July 27th, 2004, constitute the entire agreement between the Parties hereto relating to the subject matter contained herein, and supersede and replace all prior writings, discussions and rights relating thereto; and, no obligations of any kind relating thereto are assumed by or implied against either Party hereto except for those obligations expressly stated herein.

28.2.

In case of any discrepancy between this Supply Agreement and any of the Exhibits hereto or the Confidential Disclosure Agreement dated July 27th, 2004, this Supply Agreement will prevail.

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January 2008

29.

Governing Law and Arbitration

29.1.

This Supply Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, USA, without regard to the conflict of laws provisions thereof.

29.2.

All disputes arising out of this Supply Agreement or related to its violation, termination or nullity shall be finally settled by the court of New York City, NY, USA.

IN WITNESS WHEREOF, the Parties hereto have caused this Supply Agreement to be executed by their duly authorised representatives

STELLAR BIOTECHNOLOGIES, INC.

....

Frank Oakes
CEO
Date: July 16, 2008

....

Name: David C Spaulding
Title: CTO
Date: July 16, 2008

NEOVACS S.A.

....

Guy-Charles Fanneau de La Horie
CEO
Date: June 27th, 2008

....

Bernard Fanget
Vice President, Pharmaceutical Affairs
Date: June 27th 2008.

Supply Agreement

STELLAR -  NEOVACS

January 2008

List of Exhibits:

Exhibit 1: Specifications of the Material

Exhibit 2: Sliding Price Model of the Material

Exhibit 3: Non-binding Forecasts

Exhibit 4: Work Plan (in case of Development activities)

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STELLAR -  NEOVACS

January 2008

Exhibit 1: Provisional Specifications of the Subunit KLH

Subunit KLH formulation:  Purified KLH protein in Water for Injection

Attachments: a) Stellar document MS-060D, Bulk Subunit Keyhole Limpet Hemocyanin

b) Stellar document MS-114B, Subunit Keyhole Limpet Hemocyanin,

     15 mg in 2 mL vial

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STELLAR -  NEOVACS

January 2008

Stellar Biotechnologies, Inc. Material Specification	Doc #: MS-060D Page 1 of 2
Bulk Subunit Keyhole Limpet Hemocyanin (KLH)	Effective Date: 5/7/08 Released per: DCO-00283

1.

Material Identification: Bulk Subunit Keyhole Limpet Hemocyanin P/N: KLH-20M

2.

Vendor Information: American Peptide Co. (APC),1271 Avenida Chelsea, Vista, California 92081

3.

Storage Information: Store at 2° to 8°C. Do not freeze.

4.

Requirements:

4.1

Retest: 18 Months

4.2

Packaging Configuration: Sterile clear, multi-layer flexible bags, Ultra Low Density Polyethylene (ULDPE) fluid contact layer, Ethyl Vinyl Alcohol (EVOH) gas barrier layer, Nylon strength layer

4.3

Test Requirements:

Parameter	Test Method	Specification
General Properties
Appearance	APC 50.004	[ * ]
pH	APC 50.052	[ * ]
Osmolality	APC 2.136 USP <785>	[ * ]
Protein Conc. by A280	APC 50.095 USP<851>	[ * ]
A2801A340 Ratio	APC 50.095 USP<851>	[ * ]
Copper content by ICP-MS	USP <730> WCAS	[ * ]
Copper / Protein Mass Ratio	Stellar TM-011	[ * ]
KLH Assay by SEC	PPD-M2715	[ * ]
Identity
Absorbance spectra	APC 50.095 USP<851>	[ * ]
SDS Gel Electrophoresis	PPD-M2714	[ * ]
Native Gel Electrophoresis	PPD-M2713	[ * ]
SEC	PPD-M2715	[ * ]
ELISA	PPD-M2896	[ * ]

PROPRIETARY — This document and the information contained within are the sole property of Stellar Biotechnologies Inc. and may not be used. reproduced disclosed without prior written consent

Stellar Biotechnologies, Inc. Material Specification	Doc #: MS-060D Page 2 of 2
Bulk Subunit Keyhole Limpet Hemocyanin (KLH)	Effective Date: 5/7/08 Released per: DCO-00283

Parameter	Test Method	Specification
Purity/Impurities
KLH Purity by Native Gel Electrophoresis	PPD-M2713	[ * ]
KLH Purity by SEC	PPD-M2715	[ * ]
KLH Assay by SEC	PPD-M2715	[ * ]
Heavy Metals by ICP-MS	WCAS- SOP7120 USP <730>	[ * ]
Endotoxin by LAL Assay	APC-50.061 USP <85>	[ * ]
Residual DNA by Q-PCR	AppTec-C3641	[ * ]
Total Aerobic Microbial Count	PPD-M3359 USP <61>	[ * ]
Total Yeast and Mold	PPD-M3359 USP <61>	[ * ]
Vibrio bacteria	PPD- M3359	[ * ]
Enteroviruses	AppTec-33573 Q-PCR	[ * ]
Hepatitis A	AppTec-33665 Q-PCR	[ * ]
Hepatitis B	AppTec-33703 Q-PCR	[ * ]
Hepatitis C	AppTec-30730 Q-PCR	[ * ]
Norwalk-like virus	AppTec-33733 Q-PCR	[ * ]
Rotavirus	AppTec-33734 Q-PCR	[ * ]

PROPRIETARY — This document and the information contained within are the sole property of Stellar Biotechnologies Inc. and may not be used. reproduced disclosed without prior written consent

Stellar Biotechnologies, Inc.	Material Specification	Doc #: MS-114B	Page 1 of 1
Subunit Keyhole Limpet Hemocyanin, 15 mg in 2mL vial		Effective Date: 5/13/08 Released per: DCO-0328

1.

Material Identification: Subunit Keyhole Limpet Hemocyanin, 15 mg in 2mL vial, P/N: KLH-20MV

2.

Vendor Information: Sterile Filtration and Vialing performed at McGuff Pharmaceuticals, Inc., 2921 MacArthur Blvd., M.S. 141.Santa Ana, California 92704

3.

Storage Information:  Store at 2° to 8°C.  Do not freeze.

4.

Requirements:

4.1

Retest/Expiry:  Not Established

4.2

Packaging Configuration:  2mL/13mm clear Type I glass serum vial; siliconized gray butyl non-zinc cured stopper, blue flip-off/tear-off seal

4.3

COA for this product will include the COA of the source Bulk Subunit KLH (KLH-20M).

4.4

Test Requirements:

Parameter	Test Method	Specification
Appearance	Visual Inspection PPD-M3072 McGuff-M370-0004 USP <1>	[ * ]
pH	PPD-M3073	[ * ]
Protein Conc. by A280	PPD-50.095	[ * ]
Volume in Container	McGuff-M370-0012b USP <1>	[ * ]
Particulate Matter	MPT USP <788>	[ * ]
Identity by Native Gel Electrophoresis	PPD-M2713	[ * ]
Purity by Native Gel Electrophoresis	PPD-M2713	[ * ]
Endotoxin by Kinetic Method	PPD- M3588 USP <85>	[ * ]
Sterility	PPD-Celsis USP<71>	[ * ]

PROPRIETARY — This document and the information contained within are the sole property of Stellar Biotechnologies Inc. and may not be used. reproduced disclosed without prior written consent

Exhibit 2: Sliding Price Model:  Subunit KLH

Order Size

Price per Milligram

< 500 milligrams

[ * ]

≥ 500 milligrams

[ * ]

Supply Agreement

STELLAR -  NEOVACS

January 2008

Exhibit 3: Non-binding Forecasts

Year	Subunit KLH Quantity [g]
2008	1.3
2009	2.0
2010	2.0

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STELLAR -  NEOVACS

January 2008

Exhibit 4: Work Plan (in case of Development activities)

Supply Agreement

STELLAR -  NEOVACS

January 2008